Exhibit 99.2

Media Contact:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar Selects KPMG as Independent Registered Public Accounting Firm

CHICAGO, Oct. 27, 2010 —Morningstar, Inc., (Nasdaq: MORN) a leading provider of independent investment research, today announced it has selected KPMG LLP (KPMG) as its independent registered public accounting firm for the fiscal year beginning Jan. 1, 2011. KPMG will replace Ernst & Young LLP, which will complete Morningstar’s fiscal year 2010 audit.

The audit committee of the board of directors of Morningstar made its selection after conducting a thorough formal review and soliciting proposals from several accounting firms.

Cheryl Francis, chairman of Morningstar’s audit committee, said, “Our action is in keeping with committee responsibilities to select the company’s independent auditors. While we evaluate auditor performance regularly, we believe it is good practice to conduct a competitive review every five years when the auditing firm’s partner rotation occurs. Morningstar has had a good working relationship with Ernst & Young for five years, and we thank the team for its service.”

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 370,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 26 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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